EXHIBIT 99.1

TORCHLIGHT ENERGY ENTERS INTO $40 MILLION SENIOR SECURED NOTE FACILITY

Plano, TX – (December 2, 2014). Torchlight Energy Resources, Inc. (NASDAQ: TRCH) (“Torchlight” or the “Company”), a rapidly growing mid-continent oil and gas company, today announced that it has entered into an agreement for up to $40 million of senior secured debt funding from a group of institutional lenders (the “Lenders”), the closing of which is subject to certain terms and conditions.

The Company has entered into a Securities Purchase Agreement to sell a series of notes not to exceed $40 million in the aggregate. Upon closing, the Company’s initial draw will be a minimum of $10.35 million which will be used to reduce payables and provide working capital for development, drilling and completion of the Company’s wells in Oklahoma, Kansas and Texas. The Lenders have deposited $5 million into escrow as part of the transaction, which will be released at closing. Under the Securities Purchase Agreement, Torchlight may sell additional notes as needed from time to time to fund future drilling obligations, subject to lender approval. The notes bear interest at an annual rate of 13% and mature two years from their date of sale. The first six months of interest on the notes will be due in advance, and the lenders will receive a fee equal to 3% of gross proceeds raised. No warrants will be issued to the Lenders. As part of the transaction, Torchlight will issue a term override to the lenders of 2% on its Hunton assets for the term of the notes only.

“We are excited about this transaction and the opportunity to have access to additional developmental capital,” said John Brda, President of Torchlight. “These funds will allow us to unlock additional cash flow from new wells, reduce our payables and execute our planned drilling operations through the end of next year.”

Currently, holders of Torchlight’s 12% Series A Secured Convertible Promissory Notes have a first lien security interest on all the Company’s assets. As a condition to closing, the new Lenders require a first lien security interest on all assets at closing. The Company is giving each Series A note holder the choice to either convert the Series A Note into stock, consent to subordinate the holder’s lien position and extend the note, and/or redeem the Series A note for cash. If the Series A note holders who elect for redemption amount to over $2,000,000 in total principal, the lending transaction will not close and will terminate, and any of the three choices selected by the Series A note holders will be of no force or effect. $5 million has been deposited into escrow in order to effectuate the call provisions of the Series A Notes.

Torchlight was advised in the new lending transaction by certain placement agents, who upon closing will receive placement fees of up to 5% of gross proceeds received plus certain warrants.

About Torchlight Energy

Torchlight Energy Resources, Inc. (NASDAQ: TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary focus on acquisition and development of highly profitable domestic oil fields. The Company currently holds interests in Texas, Kansas and Oklahoma where their targets are established plays such as the Eagle Ford Shale, Mississippi Limestone and Hunton Limestone trends. For additional information on the company, please visit www.torchlightenergy.com.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with the Company's ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in the industry and other factors that could cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us